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                                                                    EXHIBIT 10.5

             FORM OF CHANGE IN CONTROL AGREEMENT (AND CERTAIN TERMS
               RELATED THERETO) AMONG THE HERTZ CORPORATION, FORD
               MOTOR COMPANY AND EACH OF MESSRS. KOCH, NOTHWANG,
                          SIRACUSA, TARIDE AND PLESCIA

On July 27, 2005, The Hertz Corporation and Ford Motor Company entered into agreements with certain executive officers of The Hertz Corporation which provide for compensation and benefits upon certain terminations of employment following a "change in control" of The Hertz Corporation. Each Change in Control Agreement is identical for each executive officer with the exception of certain multiples and number of years applicable to computation provisions of the agreement. The form of such Change in Control Agreements is attached hereto.

For the purposes of individual Change in Control Agreements, the multiples and number of years for the following executives are: Mr. Koch, three times and three years; Mr. Nothwang, Mr. Siracusa, Mr. Taride and Mr. Plescia two and a half times and two and a half years.

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                           CHANGE IN CONTROL AGREEMENT

      THIS CHANGE IN CONTROL AGREEMENT (the "Agreement") effective as of July 27, 2005 (the "Effective Date") is entered into by and among Ford Motor Company, a Delaware corporation ("Parent"), The Hertz Corporation, a Delaware corporation (the "Company") and the individual whose name is set forth on the signature page of this Agreement as "EXECUTIVE" (the "Executive").

      WHEREAS, the Company is a wholly-owned subsidiary of Parent; and

      WHEREAS, the Company and Parent have determined that it is in the best interests of the Company to secure the continued services and dedication of Executive in the event of any threat or occurrence of a Change in Control (as defined in Section 2.6).

      NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

      1. Term of Agreement. Subject to Section 16.6, this Agreement shall be in effect for the period commencing on the Effective Date and ending on the Executive's termination of employment with the Company or its subsidiaries, or any successor employer, other than during a Protected Period (as defined in Section 2.13).

      2. Definitions.

            2.1. "Affiliate" of a business entity means any company (or other business entity) controlling, controlled by, or under common control with the business entity.

            2.2. "Base Salary" means the Executive's annual rate of salary or wages, including any amounts deferred at the election of the Executive, in effect as of the date immediately prior to the Change in Control.

            2.3. "Board" means the Board of Directors of the Company or its successor.

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            2.4. "Bonus Amount" means the average of the annual bonuses payable to the Executive, including any amounts deferred at the election of the Executive, with respect to the three calendar years preceding the Change in Control; provided, however, that in the event the Executive has not been eligible to earn an annual bonus from the Company in his position as a senior executive officer of the Company for three full calendar years preceding the Change in Control, the term "Bonus Amount" shall instead mean 100% of the target annual bonus that the Executive is eligible to earn in respect of the fiscal year of the Company in which the Change in Control occurs, or if no target annual bonus has yet been established for such fiscal year, 100% of the target annual bonus for the prior fiscal year.

            2.5. "Cause" means the Executive's (i) act of dishonesty or knowing or willful breach of fiduciary duty that is intended to result in the Executive's enrichment or gain at the expense of the Company or any of its Affiliates; or (ii) commission of a felony involving moral turpitude of unlawful, dishonest or unethical conduct that a reasonable person would consider damaging to the reputation or image of the Company or any of its Affiliates or improper and unacceptable conduct of the Executive; (iii) material violation of the Company's published Standards of Business Conduct (Procedure W1-22) (or any successor standard thereto) that warrants termination; (iv) refusal to comply with the lawful directions of the Executive's superiors; or (v) deliberate, willful or intentional act that causes substantial harm, loss or injury to the Company or any of its Affiliates; or (vi) material failure or inability to perform duties in a satisfactory and competent manner or to achieve reasonable profit or performance goals or objectives following warning and a reasonable opportunity to cure; provided, however, that no such failure or inability may be deemed to occur if the Executive performs the duties of the

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position with the Company held by the Executive that the Executive is reasonably expected to perform to achieve such goals or objectives.

            2.6. "Change in Control" means:

            (a) The direct or indirect acquisition by any Person of beneficial ownership, through a purchase, merger or other acquisition transaction or series of transactions occurring within a 24 month period, of securities of the Company entitling such Person to exercise 50% or more of the combined voting power of the Company's securities;

            (b) The transfer, whether by sale, merger or otherwise, in a single transaction or in a series of transactions occurring within a 24 month period, of all or substantially all of the business and assets of the Company in existence as of the date of this Agreement to any Person; or

            (c) The adoption of a plan of liquidation or dissolution of the Company.

            (d) Notwithstanding the foregoing:

            i. A Change in Control under (a) or (b) above shall not be deemed to occur because of an acquisition by or transfer to Parent or another Affiliate of Parent;

            ii. A Change in Control under (a) above shall not be deemed to occur solely because of (A) a public offering of the shares of the Company (an "Offering"), even if the Offering results in a change of ownership of more than 50% of the then outstanding voting securities of the Company; or (B) a "spin-off" of the then outstanding voting securities of the Company to the stockholders of Parent; and

            iii. A Change in Control shall not be deemed to have occurred as a result of a Management Buy-out, as defined in the next sentence. For purposes of this clause iii, a "Management Buy-out" is a transaction that has all the following attributes: (a) an offer

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      to purchase all the equity interests in the Company for cash has been made by the Executive and other senior managers of the Company, acting either alone or with the financial support of financing parties who have been initially sought out by the Executive and such managers for purposes of assisting them in financing such a purchase, (b) such an offer has been accepted by the Company's owners and such a purchase has been consummated,
      (c) in connection with such a purchase, the Executive has contributed, from the Executive's own funds (including any amounts paid or payable to the Executive under this Agreement), at least 1% of the purchase price paid and (d) immediately following such a purchase, the Executive and other senior managers of the Company as a group, separate and apart from any other financing parties involved in such a purchase, had a non-forfeitable ownership interest in the Company of at least 25% of the Company's outstanding equity interests.

            2.7. "Employer" means, the Company or another Person continuing to employ the Executive after a Change in Control.

            2.8. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            2.9. "Good Reason," means the occurrence, without the Executive's express written consent, of any of the following events during the Protected
Period:

            (a) A reduction by the Employer of the Executive's Base Salary or of such higher base salary as may have been in effect at any time during the Protected Period, except in connection with the termination of the Executive's employment by the Employer for Cause or on account of Long-Term Disability or death;

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            (b) Subject to Section 5.3, the failure by the Employer to pay the
Executive any portion of his aggregate compensation including, without limitation, annual bonus, long-term incentive and any portion of his compensation deferred under any plan, agreement or arrangement of or with the Employer within thirty (30) days after the date payment of any such compensation is due;

            (c) The failure by the Employer to afford the Executive annual bonus and long-term cash incentive compensation target opportunities with a value that in the aggregate, is at least equal to 80% of the aggregate value of annual bonus and long-term cash incentive compensation target opportunities made available to the Executive immediately prior to the Change in Control; provided, however, that, in no event shall this Section 2.9(c) apply in connection with a termination of the Executive's employment by the Employer for Cause or on account of Long-Term Disability or death;

            (d) A change in the Executive's principal work location to a location that either (i) is more than 50 miles away from the Executive's principal work location immediately prior to the Change in Control, unless, in connection therewith, the Executive is afforded a full relocation package under the relocation program maintained by the Company for its senior executives immediately prior to the Change in Control, or (ii) is not (A) if the Executive's principal work location immediately prior to the Change in Control is the Employer's world headquarters, the Employer's world headquarters or, if the Executive is the head of a business division, that division's headquarters,
(B) if the Executive's principal work location immediately prior to the Change in Control is the Employer's European headquarters, the Employer's European headquarters, and (C) if the Executive's principal work location immediately prior to

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the Change in Control is the Employer's principal administrative center in
Oklahoma City, Oklahoma, the Employer's principal administrative center;

            (e) A material diminution in the Executive's title or responsibilities;

            (f) Changes or terminations, in the aggregate materially adverse to the Executive, in or of the terms of the health, life insurance and disability insurance benefits provided by the Employer to the Executive (or, in the case of health benefits, to the Executive's dependents) from those in effect immediately prior to the Change in Control (the date on which such material changes or terminations occur, the "Benefits Trigger Date"); or

            (g) An adverse change or termination, as to the Executive, of the terms of, or of the Executive's participation in, any retirement plan of or provided by the Employer in which the Executive participates or would, upon normal retirement, be entitled to participate, including, without limitation, The Hertz Corporation Supplemental Retirement and Savings Plan ("SERP I"), The Hertz Corporation Supplemental Executive Retirement Plan ("SERP II"), The Hertz Corporation Benefit Equalization Plan ("BEP") and The Hertz Corporation Key Officer - Post Retirement Assigned Car Benefit (the "Retiree Car Plan").

Notwithstanding any other provision of this Agreement, the Executive shall have the right to terminate his employment with the Employer, with such termination being deemed as if a termination for Good Reason during a Protected Period, if any successor to the Company does not assume the obligations of the Employer under this Agreement upon a Change in Control pursuant to Section 14.1 or by operation of law.

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            2.10. "Long-Term Disability" has the meaning given to such term in the plan or policy providing long-term disability coverage maintained by the Employer for its employees.

            2.11. "Non-Qualifying Termination" means a termination of the Executive's employment: (1) by the Employer for Cause; (2) by the Executive for any reason other than Good Reason; or (3) as a result of the Executive's Long-Term Disability or death.

            2.12. "Person" has the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act and used in Sections 13(d) and 14(d) thereof, and shall include a "group" as defined in Section 13(d) thereof.

            2.13. "Protected Period" means the two year period beginning as of the date of a Change in Control. Anything in the prior sentence to the contrary notwithstanding, if prior to the date on which a Change in Control occurs, the Executive's employment with the Company or any of its subsidiaries is terminated without Cause, or the terms and conditions of the Executive's employment are adversely changed, in a manner which would constitute grounds for a termination of employment by the Executive for Good Reason, and it is reasonably demonstrated that such termination of employment or adverse change: (i) was at the request of a third party who has taken or is prepared to take actions reasonably calculated to effect a Change in Control; or (ii) otherwise arose within six months of and in connection with or in anticipation of the Change in Control, then for all purposes of this Agreement the "Protected Period" for the Executive shall begin on the date immediately prior to the date of such termination of employment or adverse change and shall end two years after the date of the Change in Control.

            2.14. "Termination Date" shall be the effective date of the Executive's termination of employment during the Protected Period; provided, however, that the date of notice as provided in Article 4 shall be the Termination Date if the notice is given within the

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Protected Period but the actual date of termination pursuant to such notice occurs after the Protected Period.

            2.15. "Without Cause", when used in reference to a termination of the Executive's employment with the Employer, shall mean any termination by the Company of the Executive's employment which is not a termination of employment for Cause, Long-Term Disability or death.

      3. Effect of Change in Control upon Stock Options. Upon a termination of employment by reason of a Change in Control, the Company and Parent shall take appropriate action to ensure that such termination of employment shall be treated under Parent's 1990 Long-Term Incentive Plan (the "Parent 1990 Plan") Parent's 1998 Long-Term Incentive Plan (the "Parent 1998 Plan") and the Hertz Long-Term Equity Compensation Plan, as applicable, in the same manner as a termination by reason of a "sale or other disposition of a subsidiary" under paragraphs (f)(4) and (f)(8) of Article 5 of the Parent 1998 Plan, subject to the conditions specified therein and in Article 6 of the Parent 1998 Plan. Subject to such conditions, this treatment is intended to allow outstanding options held by the Executive at the time of termination to continue in effect and continue to accrue until the earlier of (i) the date five years after the date of such termination or (ii) the expiration date of the applicable option. Notwithstanding the foregoing, (x) a termination of employment shall not be deemed to occur in the event the Executive transfers to Parent or a majority-owned subsidiary of Parent and (y) any outstanding options granted to the Executive on or after March 10, 2000 shall become immediately vested upon a termination of employment by reason of a Change in Control.


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      4. Termination of Employment During the Protected Period.
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            4.1. Termination by the Employer. During the Protected Period,
termination of the Executive by the Employer for Cause, for Long-Term Disability, on account of the Executive's death, or Without Cause shall be in accordance with the following procedures:

            (a) Termination of the Executive's employment for Long-Term Disability shall become effective 30 days after a notice of intent to terminate the Executive's employment, specifying Long-Term Disability as the basis for such termination, is given to the Executive by the Employer. Termination of the Executive's employment on account of death shall become effective as of the date of the Executive's death.

            (b) The Executive may not be terminated for Cause unless and until the Executive has been given written notice by the Employer of its intention to terminate him for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based.

            (c) Termination by the Employer of the Executive's employment Without Cause shall be effective no less than 30 business days after the Employer gives to the Executive written notice thereof, specifying that such termination is Without Cause.

            4.2. Termination by the Executive.

      During the Protected Period, the Executive shall be entitled to terminate his employment with the Employer and, if such termination is for Good Reason, to receive the benefits provided in Section 5.1. The Executive shall give the Employer written notice of voluntary termination of employment, which notice need specify only Executive's intent to terminate his employment and, if such termination is for Good Reason, set forth in reasonable detail the facts and circumstances claimed by the Executive to constitute Good Reason (such a notice setting forth Good Reason, a "Notice of Good Reason"). The Employer shall have thirty (30) days to cure any

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of the grounds for Good Reason stated by the Executive in the Notice of Good
Reason to the extent such cure is possible. If the Employer fails to cure the applicable grounds during such thirty (30) day period, the Executive's employment shall be considered terminated for Good Reason effective as of the end of such 30-day period. Notwithstanding anything set forth in this Agreement to the contrary, the Executive shall only be entitled to claim Good Reason to terminate his employment if the Executive delivers a Notice of Good Reason to the Employer no later than 180 days from the time the Executive first becomes aware of the facts and circumstances claimed by the Executive to constitute Good Reason.

      5. Payments Upon Termination of Employment During a Protected Period.

            5.1. Termination other than Non-Qualifying Termination. If during the Protected Period, or a period deemed to be a Protected Period pursuant to
Section 2.9(e), a Termination Date occurs with respect to the Executive because the Executive is terminated Without Cause or the Executive resigns for Good Reason, the Employer shall provide the following to the Executive:

            (a) Accrued Compensation. Subject to the provisions of Section 16.7, the Employer shall pay to the Executive, within 30 days following the Termination Date, a lump sum cash amount equal to the sum of (i) the full Base Salary (without regard to any reduction constituting Good Reason) earned by the Executive through the Termination Date and unpaid at the Termination Date; (ii) the amount of any Base Salary attributable to vacation earned by the Executive but not taken before the Termination Date; (iii) any unreimbursed expenses incurred by the Executive through the date of termination; and (iv) one twelfth of the Executive's Bonus Amount times the number of calendar months and parts thereof from the beginning of the calendar year in which the Termination Date occurs.

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            (b) Severance Payment. Subject to the provisions of Section 16.7, the Employer shall pay to the Executive, not later than 30 days following the
Termination Date, a lump sum cash severance payment equal to           times the
sum of the Executive's (i) Base Salary and (ii) Bonus Amount.

            (c) LTIP. For purposes of any long-term incentive award plan of the Employer (including, without limitation, The Hertz Corporation 2005 Executive Long Term Incentive Plan or any successor thereto (the "LTIP")) in which the Executive participated immediately prior to the Termination Date, regardless of the Executive's age, years of service or employment status as of the Termination Date, the termination of the Executive's employment shall be treated as a "company approved retirement" (as such terms is used in the LTIP), entitling the Executive to future payouts in accordance with the LTIP based on the performance results at the end of each performance period in respect of which there was an LTIP grant in place for the Executive as of the Termination Date.

            (d) Retirement Plans. At all times following the Termination Date, the Employer shall (i) maintain in full force and effect, without any change in terms that is adverse to the Executive, any retirement plan of, or provided by, the Employer in which the Executive, immediately prior to the Termination Date, participated or would, upon normal retirement (as such term is defined in the applicable retirement plan), be entitled to participate, including, without limitation, SERP I, SERF II, and BEP, except that the Employer may make changes required by law or required to maintain any tax-deferred feature of any such plan or to avoid the imposition on the Executive of a Penalty Tax in respect of benefits payable under such plan and (ii) credit the Executive with an
additional           years of age and an additional           "Years of Service"
for all purposes under SERP II.

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            (e) Benefits Continuation.

            (i) For the           year period following the Termination Date,
the Employer shall maintain in full force and effect (or otherwise provide) with respect to the Executive (and, to the extent applicable, Executive's dependents) all health benefits upon the same terms (including the Executive's contributions toward the annual costs of such benefits) and otherwise to the same extent as such benefits were in effect immediately prior to the Termination Date (or, in the event the Executive's employment is being terminated by the Executive for Good Reason as described in Section 2.9(f), immediately prior to the Benefits Trigger Date), provided that the Executive's (and, where applicable, the Executive's dependents') continued participation is possible under the applicable benefit provisions of the applicable plan(s). Thereafter, the Executive and Executive's spouse shall be entitled to participate in the health benefits provided from time to time by the Employer to its active employees by contributing the same amount as former employees of the Employer with dependents from time to time contribute when obtaining "COBRA continuation coverage" under
Section 601 et seq. of ERISA and Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code").

            (ii) The Employer shall also maintain in full force and effect (or otherwise provide) with respect to the Executive all life insurance benefits upon the same terms (including the Executive's contributions toward the annual costs of such benefits) and otherwise to the same extent as such coverage was in effect immediately prior to the Termination Date (or, in the event the Executive's employment is being terminated by the Executive for Good Reason as described in Section 2.9(f), immediately prior to the Benefits Trigger Date)
until the expiration of           years from the Termination Date, provided that
Executive's continued participation is possible

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under the applicable benefit provisions of the applicable plan(s). In the event that the Executive's (or, where applicable, the Executive's dependents) continued participation in any such health or life benefit plan as provided under this Section 5.1(e)) above is not possible, the Employer shall arrange to provide the Executive (and, where applicable, the Executive's dependents) with benefits substantially similar to those which the Executive (and, where applicable, the Executive's dependents) was entitled to receive under such benefit plan.

            (iii) Notwithstanding anything set forth in this Section 5.1(e) to the contrary, (A) any health benefits continued under Section 5.1(e)(i) above shall cease on the first to occur of (1) the date on which the Executive becomes reemployed and is (along with Executive's applicable dependents) covered, without any qualification for preexisting conditions, under another employer's health benefit plan and (2) the date on which the Executive (along with Executive's spouse) becomes eligible for health coverage, without any qualification for preexisting conditions, under any other comprehensive health benefit plan (including, without limitation, the United States Medicare program (or any successor program)) and (B) any life insurance benefits continued under
Section 5.1(e)(ii) above shall cease on the date on which the Executive becomes reemployed and receives at least an equal amount of life insurance coverage under another employer's group life insurance benefit plan. Further, the Executive hereby acknowledges that at such time(s) as the Executive (and Executive's applicable dependents) ceases to be entitled to receive any coverage under Section 5.1(e)(i) or (ii) above, as applicable, either by operation of either such Section(e)(i) or (ii) or by this Section 5.1(e)(iii), as applicable, in no event shall the Executive (nor any of Executive's applicable dependents) again become entitled to receive any such coverage, regardless of whether the Executive (or any of Executive's

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applicable dependents) later ceases to be covered by another employer's benefit plans or otherwise.

            (f) Automobile. Subject to the provisions of Section 16.7, (i) at all times following the Termination Date, the Employer shall maintain in full force and effect, without any change in terms that is adverse to the Executive, the Retiree Car Plan, and (ii) for purposes of the Retiree Car Plan, the Employer shall, regardless of the Executive's age, years of service or employment status, deem the Executive to be a retiree eligible for participation in the Retiree Car Plan, or, with the written consent of the Executive, pay leasing, insurance and maintenance costs on a car leased by the Executive providing the Executive with a benefit comparable to that which would be provided under the Retiree Car Plan. The Employer shall also, for so long as the Employer is providing a car or making payments under the preceding sentence, provide to the Executive those rental car privileges that, as of the commencement of the Protected Period (or period that is deemed a Protected Period pursuant to Section 2.9(h)), the Employer had afforded to retired executives of the Employer.

            (g) Outplacement. Within the twelve months following the Termination Date, the Employer shall cause outplacement assistance to be provided to the Executive, within a reasonable period of time following receipt from the Executive in writing a request to be so provided. The Employer shall pay the cost of such outplacement assistance up to a maximum of $25,000 directly to the outplacement service provider.

            5.2. Non-Qualifying Termination. If during the Protected Period the employment of the Executive shall terminate by reason of a Non-Qualifying Termination, then the Employer shall pay, or cause to be paid, to the Executive (or to the Executive's beneficiary if the Executive dies while any amount would still be payable to the Executive hereunder had the

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Executive continued to live) the normal benefit and compensation entitlement that apply with respect to the Executive under the Employer's customary practices and procedures for the applicable circumstance.

            5.3. No Duplication. Notwithstanding any provision in this Agreement to the contrary, if the Executive is entitled upon a termination of employment to any change of control related benefits or payments under an employment or other agreement, or a severance plan, the Executive shall not be entitled upon such termination to any duplicative payment or benefits under this Agreement but instead shall receive only the greater payment or benefit, determined on an item by item basis.

            5.4. Excise Taxes. In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by the Employer, any of its affiliates, or one or more trusts established by the Employer for the benefit of its employees, to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or otherwise) (a "Payment") is subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the "Excise Tax"), the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 5.4, if it shall be determined that the Executive would otherwise be entitled to a

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Gross-Up Payment hereunder, but that the Payments do not exceed 110% of the greatest amount that could be paid to the Executive without giving rise to any Excise Tax (the "Safe Harbor Amount"), then no Gross-Up Payment shall be made to the Executive and the amounts payable under this Agreement shall be reduced so that the Payments, in the aggregate, are reduced to the Safe Harbor Amount. In the event the provisions of this Section 5.4 become applicable, the terms set forth in Appendix A attached to this Agreement shall also apply and are hereby incorporated by reference into this Agreement.

      6. Withholding Taxes and Deductions. The Employer may withhold or deduct from all payments due to the Executive, his beneficiary or estate hereunder all taxes which, by applicable federal, state, local or other law, the Employer is required to withhold or deduct therefrom.

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      7. Employer and Parent Obligation.

            7.1. Payment Obligations are Absolute. Except as otherwise provided in Section 5.3, the Employer's obligations to the Executive to make the payments and the arrangements provided for in this Agreement shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Employer or Parent may have against the Executive or anyone else, except to the extent the Executive must pay, as provided in Section 5.1(e), his share, if applicable, of costs for health benefits or life insurance and fails to do so. All amounts payable by the Employer hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Employer shall be final, and the Employer shall not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto.

            7.2. No Mitigation. The Executive shall not be obligated to seek other employment or take other action by way of mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Employer's obligations to make the payments and arrangements required to be made under this Agreement, except to the extent expressly provided in Section 5.1(e).

            7.3. Indemnification. The Employer shall indemnify the Executive and hold the Executive harmless from and against any claim, loss or cause of action arising from or out of the Executive's performance as an officer, director or employee of the Employer or any of its Affiliates or in any other capacity, including any fiduciary capacity, in which the Executive serves at the request of the Employer to the maximum extent permitted by applicable law and the

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Employer's Charter and By-Laws, provided that in no event shall the protection afforded to the Executive hereunder be less than that afforded under these documents as in effect immediately prior to the Change in Control.

            7.4. No Obligations of Parent. Parent is not responsible for any obligations of the Employer or any successor to the Company, to the Executive and his heirs and assigns under this Agreement. In no event shall this Section
7.4 relieve the Company or Parent, as the case may be, from its responsibility under Section 14.1.

            7.5. Obligations Must be Satisfied. Notwithstanding the expiration of the term of this Agreement, any obligations of the Employer or a successor to the Company to the Executive arising from events which occurred during the term of the Agreement must be satisfied, and any obligations of the Executive to the Employer or a successor to the Company arising from events which occurred during the term of the Agreement also must be satisfied.

            7.6. Amendment of SERP II. To the fullest extent that such action shall not give rise to adverse tax consequences to the Executive or other employees participating in SERP II, the Employer shall promptly, with effect from the Effective Date, amend the terms of Article 3 of SERP II so that, as to the Executive, the vesting of benefits referred to in Section 3.2 shall occur if, and only if, during a Protected Period (or a period deemed to be a Protected Period pursuant to Section 2.9(h) hereof), the Executive's employment is terminated, prior to his attainment of the age of 55 years, Without Cause or on account of resignation for Good Reason.

      8. Executive Covenants.

            8.1. Unauthorized Disclosure. The Executive agrees and understands that in the Executive's position with the Employer, the Executive will be exposed to and receive information relating to the confidential affairs of the Employer and its Affiliates, including but not limited to technical information, business and marketing plans, strategies, customer information, other information concerning the Employer's and its Affiliates' products, promotions, development, financing, expansion plans, business policies and practices, and other forms of information considered by the Employer to be confidential and in the nature of trade secrets. The Executive agrees that during the term of his employment hereunder and thereafter, he will keep such information confidential and will not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Employer except (a) as he reasonably and in good faith believes such disclosure or use is required or appropriate in connection with his work as an employee, officer or director of the Employer,
(b) with respect to confidential information that becomes publicly available or generally known in the car or equipment rental industry other than by a breach of this Section by the Executive, or (c) information that the Executive is legally compelled to disclose. The Executive shall not divulge the contents of this Agreement to any person other than his counsel and spouse, and except as otherwise required by law or as may be necessary to enforce his rights hereunder. This confidentiality covenant has no temporal, geographical or territorial restriction.

            8.2. Return of Property. Upon termination of his employment, the Executive will promptly return to the Employer all of its property, keys, computers, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data or any other tangible or intangible property which has been furnished to him by the Employer or any of its Affiliates or otherwise belonging to the Employer or any of its Affiliates.

            8.3. Non-Competition. By and in consideration of the Employer's and Parent's entering into this Agreement and the compensation and benefits to be provided by the Employer to Executive hereunder, and further in consideration of the Executive's exposure to the confidential and proprietary information of the Employer or any of its Affiliates, the Executive agrees that during the term of his employment with the Employer and for a period of one year following termination thereof due to his resignation (other than for Good Reason) or his termination for Cause, he will not, without the prior written consent of the Board, directly or indirectly, own, manage, operate, join, control, be employed by, participate in the ownership, management, operation or control of, or be connected in any manner, including, but not limited to, holding the position of shareholder, principal, director, officer, consultant, advisor, independent contractor, employee, partner, member or investor, with any competing enterprise; provided, however, that (i) the foregoing shall not prohibit the Executive from investing less than $500,000 in any single business or owning less than 5% (by vote or value) of the securities of any publicly-traded entity and (ii) nothing in this Section 8.3 shall be construed to supersede, modify or affect the terms or provisions of any existing executive or employee benefit plan or award agreement. For purposes of this Section 8.3, the term "competing enterprise" shall mean any person, corporation, partnership or other entity engaged in the car or industrial and construction equipment rental business.

            8.4. Non-Solicitation. For a period of two years after his termination, the Executive shall not encourage or solicit any employee of the Employer or any of its Affiliates to terminate his or her employment with the Employer or any of its Affiliates.

            8.5. Remedies. The Executive agrees that any breach of the terms of this Article 8 would result in irreparable injury and damage to the Employer for which the Employer would have no adequate remedy at law; the Executive therefore agrees that in the event of said breach or any threat of breach, the Employer shall be entitled to seek an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive, without having to prove damages, and to all costs and expenses, including reasonable attorneys' fees and costs (if successful in obtaining an injunction), in addition to any other remedies to which the Employer may be entitled at law or in equity. The terms of this
Section 8.5 shall not prevent the Employer from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Executive. The Executive and the Employer further agree that the provisions of the covenant not to compete are reasonable. Should a court determine, however, that any provision of the covenant not to compete is unreasonable, either in period of time, geographical area, or otherwise, the parties hereto agree that the covenant should be interpreted and enforced to the maximum extent which such court deems reasonable.

      The provisions of this Article 8 shall survive any termination of the Executive's employment, and the existence of any claim or cause of action by the Executive against the Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of the covenants and agreements of this Section. The preceding sentence of this
Section 8.5 does not in any manner limit the Executive's power to terminate his employment for Good Reason, or otherwise, and exercise his rights thereunder.

      9. Notices. All notices required or permitted under this Agreement shall be in writing and shall be effective upon personal delivery or upon receipt if sent by registered or certified mail, postage prepaid, addressed to the other parties at the addresses shown below, or at such other address or addresses as any party shall designate to the other parties in accordance with this
Article 9.

            If to the Company:

              The Hertz Corporation
              225 Brae Boulevard
              Park Ridge, NJ 07656
              Attention to both: Senior Vice President, General Counsel and
                                 Secretary
                                 Senior Vice President, Employee Relations

            If to Parent:

              Ford Motor Company
              One American Road
              Dearborn, MI 48126
              Attention: Vice President,Corporate Human Resources

            If to the Executive, to the address appearing under his signature, below.

      10. Arbitration of Disputes.

            10.1. Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation or validity hereof (other than disputes or controversies or claims for injunctive relief arising under or in connection with Article 8 of this Agreement which shall be resolved exclusively under Section 8.5) shall be settled exclusively and finally by binding arbitration. It is specifically understood and agreed that any disagreement, dispute or controversy which cannot be resolved between the parties including, without limitation, any matter relating to the interpretation of this Agreement, shall be submitted to arbitration irrespective of the magnitude thereof, the amount in controversy or whether such disagreement, dispute or controversy would otherwise be considered justifiable or ripe for resolution by a court or arbitral tribunal.

            10.2. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA"), except as otherwise provided below.

            10.3. The arbitral tribunal shall consist of three arbitrators selected in accordance with the rules of the AAA. The parties to the arbitration jointly shall directly appoint each such arbitrator within 50 days of initiation of the arbitration. If the parties shall fail to appoint any such arbitrator as provided above, such arbitrator shall be appointed in accordance with the Arbitration Rules of the AAA and shall be a person who (i) maintains his or her principal place of business within 50 miles of the location of the arbitration as set forth in Section 10.4 and (ii) has had substantial experience in executive compensation matters. The Employer shall pay all of the fees and expenses of such arbitrators.

            10.4. The arbitration shall be conducted within 50 miles of the Executive's principal work location, or in such other city in the United States of America as the parties to the dispute may designate by mutual written consent.

            10.5. The claim shall be decided by a majority vote of the three arbitrators. Equitable remedies shall be available in any arbitration. Punitive damages shall not be awarded. The arbitrators will give effect to the statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable will be determined by the arbitrators. Any decision or award of the arbitral tribunal shall be final and binding upon the parties to this Agreement. The parties hereto hereby waive to the extent permitted by law any rights to appeal or to seek review of such award by any court or tribunal. The parties hereto agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction. Notwithstanding the applicability of other law to any other provisions of this Agreement, the Federal Arbitration Act, 9 U.S.C.A. Sec. 1 et seq. will apply to the construction and interpretation of this Article 10.

            10.6. Nothing herein contained shall be deemed to give the arbitral tribunal any authority, power, or right to alter, change, amend, modify, add to, or subtract from any of the provisions of this Agreement.

      11. Legal Fees. The Employer agrees to pay, to the full extent permitted by law, on a quarterly basis, all legal fees and expenses which the Executive may reasonably incur as a result of any contest in which there is a reasonable basis for the claims or defenses asserted by the Executive and such claims and defenses are asserted by the Executive in good faith (regardless of the outcome thereof) regarding the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by the Executive about the amount of any payment pursuant to Article 5); provided, however, that the Employer shall not be obligated to pay any such fees and expenses, and the Executive shall be obligated to return any such fees and expenses that were advanced plus simple interest on such amount from the date of advancement at the 90-day US Treasury Bill rate as in effect from time to time, compounded annually, if the arbitrators (as provided in Article 10) determine that the Executive was terminated for Cause or that the Executive did not have a good faith basis to assert the claim in question.

      12. Entire Agreement. This Agreement constitutes the entire agreement among the parties as of the Effective Date with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect to the subject matter hereof, whether written or oral (including any change in control agreement to which the Company and the Executive are parties). Notwithstanding the preceding sentence, if the Executive has a separate written employment agreement with the Employer, this Agreement shall not supersede that agreement except as specifically provided in Section 5.3.

      13. Amendment. This Agreement may be amended or modified only by a written instrument executed by the parties hereto.

      14. Successors and Assignment.

            14.1. Successors to the Company. In the event of a Change in Control resulting in a successor to the Company, Parent will use reasonable efforts to obtain the assumption by the successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) of the obligations of the Employer under this Agreement. Upon the assumption by the successor to the Company of such obligations, Parent shall cease to have any further obligations under this Section 14.1. Failure to obtain such assumption upon any such succession shall entitle the Executive to resign and to have such resignation deemed to be, and treated as, a termination for Good Reason during the Protected Period.

            14.2. Assignment by the Executive. The obligations of the Executive are personal and shall not be assigned by him, except that this Agreement shall inure to the benefit of and be enforceable by the Executive and the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount would still be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to the Executive's beneficiary. If the Executive has not named a beneficiary, then such amounts shall be paid to the Executive's devisee, legatee, or other designee, or if there is no such designee, to the Executive's estate.

      15. Governing Law. To the extent not preempted by federal law, this Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New Jersey without reference to the principles of conflict of laws, except that a covenant of good faith and fair dealing shall apply with respect to all obligations created under this Agreement.

      16. Miscellaneous.

            16.1. No delay or omission by any party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by a party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

            16.2. The captions of the Articles and Sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any Article or Section of this Agreement.

            16.3. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

            16.4. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            16.5. This Agreement does not, and will not, alter the status of the Executive as an employee-at-will.

            16.6. Notwithstanding anything contained in this Agreement to the contrary, the terms of this Agreement shall apply only if a Change in Control occurs on or prior to the third anniversary or the Effective Date, and if no Change in Control occurs on or prior to such anniversary, this Agreement shall terminate and be of no further force and effect on such anniversary. However, if, prior to either the occurrence of a Change in Control or the expiration of this Agreement pursuant to the preceding sentence, an Offering occurs, then on and after the effective date of the Offering, the terms of this Agreement shall continue to apply for an initial period of two years following such date (the "Initial Term"). If no Change in Control occurs during the Initial Term, at the end of the Initial Term and on each successive anniversary thereof (each, an "Extension Date"), the terms of this Agreement shall be automatically extended for an additional one-year period, unless the Company or the Executive provides the other party hereto with written notice, no later than one hundred and eighty
(180) days before the applicable Extension Date, that the terms of this Agreement shall not be so extended; in which case, absent the occurrence of a Change in Control or commencement of a Protected Period prior to such Extension Date, this Agreement shall terminate and be of no further force and effect on the date that would otherwise constitute the next applicable Extension Date.

            16.7. Notwithstanding anything contained in this Agreement to the contrary, if the provision of any payment, distribution, or benefit that is qualified by this Section 16.7 would result in the imposition on the Executive of the tax described in Section 409A of the Code (the "Penalty Tax"), then the provision of any such payment, distribution or benefit shall instead be made at such time(s) and/or in such manner as may be permitted under Section 409A of the Code in order to avoid the imposition of the Penalty Tax on the Executive, unless such changed provision would materially and adversely affect the Executive's rights to receive such payment, distribution or benefit.

                         [SIGNATURES ON FOLLOWING PAGE]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

                                    FORD MOTOR COMPANY

                                    By: /s/ Joe W.Laymon
                                        ----------------------------------------
                                    Title: Group Vice President, Corporate Human
                                           Resources and Labor Affairs

                                    THE HERTZ CORPORATION

                                    BY: /s/ Irwin M. Pollack 7/28/05
                                        ----------------------------------------
                                    Title: Senior Vice President,
                                           Employee Relations

                                    EXECUTIVE


                                    --------------------------------------------



                                    --------------------------------------------
                                    Address


                                    --------------------------------------------
                                    Address

                                   APPENDIX A

      The following provisions shall apply in the event Section 5.4 of the Agreement is applicable:

            (a) All determinations required to be made under Section 5.4 of the Agreement, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a national accounting firm retained by the Company (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and Executive within ten business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company; provided that for purposes of determining the amount of any Gross-Up Payment, Executive shall be deemed to pay federal income tax at the highest marginal rates applicable to individuals in the calendar year in which any such Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest effective rates applicable to individuals in the state or locality of Executive's residence or place of employment in the calendar year in which any such Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account limitations applicable to individuals subject to federal income tax at the highest marginal rates. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to Section 5.4 of the Agreement, shall be paid by the Company to Executive (or to the appropriate taxing authority on Executive's behalf) when due. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall so indicate to Executive in writing. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that the amount of the Gross-Up Payment determined by the Accounting Firm to be due to (or on behalf of) Executive was lower than the amount actually due ("Underpayment"). In the event that the Company exhausts its remedies pursuant to clause (b) below and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

            (b) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of any Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the

Company in good faith in order to effectively contest such claim and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this clause (b), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, further, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; provided, further, that if Executive is required to extend the statute of limitations to enable the Company to contest such claim, Executive may limit this extension solely to such contested amount. The Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

            (c) If, after the receipt by Executive of an amount paid or advanced by the Company as described above, Executive becomes entitled to receive any refund with respect to a Gross-Up Payment, Executive shall (subject to the Company's complying with the requirements of clause (b) above) promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to clause (b) above, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.